SAN JOSE COSTA RICA, 01 FEBRUARY,2005

FRESH WATER TECHNOLIGIES INC.

DISTRIBUTOR ACREEMENT

This agreement is between AVILA S.T.E.M., S.A., representant by Edgar Avila Garita and fresh Water Technologies Inc., Represented by Brian Robertson.

1. Distribibuter agrees to represent supplier in Costa Rica, Nicaragua, San Salvador, Honduras, Guatemala and Panama, for all of suppliers potable water products including U.V. and Ozone products and commercial water activation units.

2. Supplier agrees to offer all the necessary Technical help to Distributor. Distributor agrees to train appropriate staff Technically on all products.

3. Distributor/supplier agree to negotiate comparative market prices on all products.

4. Either party can cancel this agreement on 6 months written notice.

AVILA S.T.E.M., S.A.

Ced-1-455-714

Brian Robertson

FRESH WATER TECNOLOGIES

Pas. Bc 233859